CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
Diccicco Battista Communications	American Realty Capital Trust V, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: (484-342-3600)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust V Makes First Two Acquisitions

New York, New York, May 6, 2013 ˗ American Realty Capital Trust V, Inc. (“ARCT V”) announced today that it closed on its first two acquisitions – two build-to-suit Dollar General stores located in Mission, Texas and Sullivan, Missouri. The purchase price of the properties was $2.2 million, exclusive of closing costs, and the properties were purchased at an average capitalization rate of 7.7% (calculated by dividing annualized rental income on a straight-line basis by base purchase price).

The Dollar General stores contain 18,126 rentable square feet and are net leased to a subsidiary of Dollar General Corporation (NYSE: DG), which guarantees the leases and carries an investment grade credit rating as determined by major credit rating agencies.

Dollar General Corporation is the largest small-box discount retailer in the United States. Dollar General Corporation’s stores offer convenience and value to customers, by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.

Important Notice

ARCT V is a publicly registered, non-traded real estate investment trust (“REIT”) that intends to qualify as a REIT for tax purposes with the taxable year ending December 31, 2013.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-342-3600 or tdefazio@ddcworks.com.